InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
Quarter and nine months ended September 30, 2007 and 2006

InterOil Corporation Consolidated Financial Statements (Unaudited, Expressed in United States dollars)

InterOil Corporation Consolidated Balance Sheets (Unaudited, Expressed in United States dollars)

	As at
	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Assets
Current assets:
Cash and cash equivalents (note 6)	11,928,674	31,681,435	30,597,797
Cash restricted (note 8)	26,672,843	29,301,940	35,652,911
Trade receivables (note 9)	54,530,040	67,542,902	33,353,429
Commodity derivative contracts (note 8)	—	1,759,575	1,703,100
Other assets	2,931,626	2,954,946	95,265
Inventories (note 10)	125,269,818	67,593,558	103,125,128
Prepaid expenses	3,964,060	880,640	1,509,444
Deposit on business acquisition	—	—	30,639,000

Total current assets	225,297,061	201,714,996	236,676,074
Cash restricted (note 8)	1,229,726	3,217,284	3,158,378
Deferred financing costs (note 16)	—	1,716,757	1,831,073
Plant and equipment (note 11)	237,671,816	242,642,077	236,989,837
Oil and gas properties (note 12)	71,205,570	54,524,347	44,781,951
Future income tax benefit	2,251,626	1,424,014	1,203,600

Total assets	537,655,799	505,239,475	524,640,913

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	129,850,488	73,310,793	72,362,650
Income tax payable	2,775,587	2,784,576	3,492,900
Commodity derivative contracts (note 8)	562,725	—	—
Working capital facility — crude feedstock (note 14)	27,948,185	36,873,508	66,425,433
Deferred hedge gain (note 8)	—	1,385	959,687
Deferred liquefaction project liability (note 17)	—	6,553,080	5,092,097
Current portion of secured loan (note 17)	144,187,210	13,500,000	—
Current portion of indirect participation interest — PNGDV (note 18)	580,775	730,534	1,961,867

Total current liabilities	305,904,970	133,753,876	150,294,634
Accrued financing costs (note 17)	—	1,087,500	1,450,000
Secured loan (note 17)	56,585,403	184,166,433	186,053,775
Deferred gain on contributions to LNG project (note 13)	8,910,293	—	—
Indirect participation interest (note 18)	96,086,369	96,861,259	96,861,259
Indirect participation interest — PNGDV (note 18)	1,343,719	1,190,633	—

Total liabilities	468,830,754	417,059,701	434,659,668

Non-controlling interest (note 19)	5,692,678	5,759,206	5,726,684

Shareholders’ equity:
Share capital (note 20)	235,327,634	233,889,366	232,678,088
Authorised — unlimited
Issued and outstanding - 29,922,842 (Dec 31, 2006 - 29,871,180) (Sep 30, 2006 - 29,829,513)
Contributed surplus	9,148,271	4,377,426	4,196,247
Warrants (note 22)	2,119,034	2,137,852	2,137,852
Accumulated Other Comprehensive Income	2,374,528	1,492,869	1,343,294
Conversion options (note 18)	19,840,000	20,000,000	20,000,000
Accumulated deficit	(205,677,100)	(179,476,945)	(176,100,920)

Total shareholders’ equity	63,132,367	82,420,568	84,254,561

Total liabilities and shareholders’ equity	537,655,799	505,239,475	524,640,913

See accompanying notes to the consolidated financial statements. Commitments and contingencies (note 24)

InterOil Corporation Consolidated Statement of Operations (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	$	$ (Restated)	$	$ (Restated)

Revenue
Sales and operating revenues	188,364,862	109,351,784	453,603,730	340,758,419
Interest	501,034	1,047,618	1,734,361	2,375,543
Other	1,238,936	582,819	2,202,510	2,149,562

	190,104,832	110,982,221	457,540,601	345,283,524

Expenses
Cost of sales and operating expenses	180,365,537	106,087,001	419,871,316	339,958,342
Administrative and general expenses	11,783,354	5,992,712	26,893,239	16,129,026
Depreciation and amortization	2,958,719	3,099,858	10,037,606	8,799,170
Exploration costs, excluding exploration impairment (note 12)	4,231,583	505,479	12,071,133	6,226,731
Exploration impairment (note 12)	505,490	(30,617)	525,741	1,528,495
Legal and professional fees	2,288,946	886,676	4,303,397	2,803,935
Short term borrowing costs	4,545,949	2,444,277	8,773,023	6,625,549
Long term borrowing costs	1,440,860	3,478,351	7,621,055	7,247,211
Loss on amendment of indirect participation interest — PNGDV (note 18)	—	—	—	1,851,421
Gain on LNG shareholder agreement	—	—	(6,553,080)	—
Loss on proportionate consolidation of LNG project	2,432,652	—	2,432,652	—
Foreign exchange gain	(2,011,185)	(4,402,024)	(2,239,613)	(4,493,566)

	208,541,905	118,061,712	483,736,469	386,676,313

Loss before income taxes and non-controlling interest	(18,437,073)	(7,079,491)	(26,195,868)	(41,392,789)

Income taxes
Current	(667,939)	(510,085)	(826,032)	(1,453,200)
Future	1,140,996	218,920	755,232	116,268

	473,057	(291,165)	(70,800)	(1,336,932)

Loss before non-controlling interest	(17,964,016)	(7,370,656)	(26,266,668)	(42,729,721)

Non-controlling interest (note 20)	71,844	47,241	66,513	306,943

Net loss	(17,892,172)	(7,323,415)	(26,200,155)	(42,422,778)

Basic loss per share (note 23)	(0.60)	(0.25)	(0.88)	(1.44)
Diluted loss per share (note 23)	(0.60)	(0.25)	(0.88)	(1.44)
Weighted average number of common shares outstanding
Basic and diluted	29,922,842	29,802,448	29,908,847	29,523,026

InterOil Corporation Consolidated Statement of Cash Flows (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	$	$ (Restated)	$	$ (Restated)

Cash flows provided by (used in):

Operating activities
Net loss	(17,892,172)	(7,323,415)	(26,200,155)	(42,422,778)
Adjustments for non-cash and non-operating transactions
Non-controlling interest	(71,844)	(47,241)	(66,513)	(306,943)
Depreciation and amortization	2,958,719	3,099,858	10,037,606	8,799,170
Future income tax asset	(667,859)	(241,124)	(985,299)	(144,702)
Fair value adjustment on IPL PNG Ltd. acquisition	—	—	(367,935)	—
Loss/(Gain) on sale of plant and equipment	2,014	(19,894)	2,014	236,499
Impairment of plant and equipment	—	—	—	755,857
Amortization of discount on debt	—	—	—	28,891
Amortization of deferred financing costs	105,260	6,376	315,809	104,717
Gain on unsettled hedge contracts	(864,200)	(906,205)	(911,514)	(315,485)
Loss on derivative contracts	1,380,125	177,050	3,232,425	48,350
Stock compensation expense	1,988,809	600,251	4,873,685	1,403,122
Inventory revaluation	(1,411,022)	6,269,821	—	13,342,181
Non-cash interest on secured loan facility	1,545,302	1,040,005	4,579,110	1,432,383
Oil and gas properties expensed	4,737,073	474,862	12,596,874	7,755,226
Loss on amendment of indirect participation interest -	—	—	—	1,851,421
PNGDV Gain on LNG shareholder agreement	—	—	(6,553,080)	—
Loss on proportionate consolidation of LNG project	2,432,652	—	2,432,652	—
Unrealized foreign exchange gain	(2,011,185)	(4,402,024)	(2,239,613)	(4,493,566)
Change in non-cash operating working capital
(Increase)/decrease in trade receivables	(3,408,068)	240,399	10,901,035	17,307,156
(Increase)/decrease in other assets and prepaid expenses	(7,285,403)	708,551	(4,344,700)	44,702
(Increase)/decrease in inventories	(5,125,537)	(3,224,608)	(53,889,112)	(67,403,431)
Increase in accounts payable, accrued liabilities and income tax payable	3,919,074	4,684,764	26,804,942	46,050,587

	(19,668,262)	1,137,426	(19,781,769)	(15,926,643)

Investing activities
Expenditure on oil and gas properties	(20,276,982)	(14,078,067)	(48,678,304)	(34,309,338)
Proceeds from IPI cash calls	9,490,168	—	19,356,024	—
Expenditure on plant and equipment	(1,971,142)	(2,950,647)	(3,635,302)	(13,179,740)
Expenditure on oil and gas properties applied against indirect participation interest (note 18)	—	1,512,707	3,327	—
Proceeds from PNG LNG cash call	2,587,439	—	6,664,035	—
Proceeds received on sale of assets	—	50,562	—	3,797,526
Acquisition of subsidiary (note 15)	—	—	(2,679,435)	—
Proceeds from insurance claim	7,000,000	—	7,000,000	—
Deposit on business acquisition	—	(26,139,000)	—	(30,639,000)
(Increase)/decrease in restricted cash held as security on borrowings	(6,631,026)	(12,302,122)	4,616,655	(22,149,020)
Change in non-cash working capital
Increase/(decrease) in accounts payable and accrued liabilities	18,066,581	12,479	18,525,609	(713,699)

	8,265,038	(53,894,088)	1,172,609	(97,193,271)

Financing activities

Repayments of unsecured loan	—	—	—	(21,453,132)
Repayments of secured loan	—	—	—	(4,500,000)
Proceeds from bridging facility, net of transaction costs	—	34,257,500	—	113,713,489
Financing fees related to bridging facility	—	100,000	(100,000)	—
Proceeds from Clarion Finanz for Elk option agreement	2,500,000	—	7,500,000	—
(Repayments of)/proceeds from working capital facility	(1,574,141)	(12,197,693)	(8,925,323)	(4,298,889)
Proceeds from issue of common shares	—	158,101	316,101	654,436
Proceeds from conversion of warrants	—	—	65,621	—

	925,859	22,317,908	(1,143,601)	84,115,904

(Decrease)/increase in cash and cash equivalents	(10,477,365)	(30,438,754)	(19,752,761)	(29,004,010)
Cash and cash equivalents, beginning of period	22,406,039	61,036,551	31,681,435	59,601,807

Cash and cash equivalents, end of period (note 6)	11,928,674	30,597,797	11,928,674	30,597,797

See accompanying notes to the consolidated financial statements

InterOil Corporation Consolidated Statements of Shareholders’ Equity (Unaudited, Expressed in United States dollars)

	Nine months ended	Year ended	Nine months ended
	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Share capital

At beginning of period	233,889,366	223,934,500	223,934,500
Issue of capital stock (note 20)	1,438,268	9,954,866	8,743,588

At end of period	235,327,634	233,889,366	232,678,088

Contributed surplus

At beginning of period	4,377,426	2,933,586	2,933,586
Stock compensation (note 21)	4,770,845	1,443,840	1,262,661

At end of period	9,148,271	4,377,426	4,196,247

Warrants

At beginning of period	2,137,852	2,137,852	2,137,852
Movement for period (note 22)	(18,818)	—	—

At end of period	2,119,034	2,137,852	2,137,852

Accumulated Other Comprehensive Income

At beginning of period	1,492,869	477,443	477,443
Deferred hedge gain recognised on transition	1,385	—	—
Deferred hedge (loss)/gain movement for period, net of tax	(1,385)	—	—
Foreign currency translation adjustment movement for period, net of tax	881,659	1,015,426	865,851

At end of period	2,374,528	1,492,869	1,343,294

Conversion options

At beginning of period	20,000,000	20,000,000	20,000,000
Movement for period (note 18)	(160,000)	—	—

At end of period	19,840,000	20,000,000	20,000,000

Accumulated deficit

At beginning of period	(179,476,945)	(133,678,142)	(133,678,142)
Net loss for period	(26,200,155)	(45,798,803)	(42,422,778)

At end of period	(205,677,100)	(179,476,945)	(176,100,920)

Shareholders’ equity at end of period	63,132,367	82,420,568	84,254,561

     See accompanying notes to the consolidated financial statements

InterOil Corporation Statements of Comprehensive Income (Unaudited, Expressed in United States dollars)

	Quarter ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	$	$ (Restated)	$	$ (Restated)

Net loss	(17,892,172)	(7,323,415)	(26,200,155)	(42,422,778)

Other comprehensive income, net of tax	643,412	682,934	881,659	865,851

Comprehensive loss	(17,248,760)	(6,640,481)	(25,318,496)	(41,556,927)

See accompanying notes to the consolidated financial statements

1. Nature of operations and organization
InterOil Corporation (the “Company” or “InterOil”) is a publicly traded, integrated oil and gas company operating in Papua New Guinea (“PNG”).
Management has organized the Company’s operations into four major segments — Upstream, Midstream, Downstream and Corporate.
Upstream includes Exploration and Production operations for crude oil and natural gas in PNG. Midstream includes Liquefaction, Refining and Marketing of products both domestically in Papua New Guinea and for export. Downstream includes Wholesale and Retail Distribution of refined products in PNG. Corporate engages in business development and improvement, common services and management, financing and treasury, government and investor relations. Common and integrated costs are recovered from business segments on an equitable driver basis.
2. Restatement of Consolidated financial statements for the quarter and nine months ended September 30, 2006
As noted in the revised consolidated financial statements for the Company for the year ended December 31, 2006 and quarters subsequent to the year end, Management has been liaising with the Securities Exchange Commission (‘SEC’ or ‘Commission’) in relation to comments initially raised by the SEC staff in July 2006 on the Form 40-F filed for the year ended December 31, 2005. The queries were primarily in relation to the accounting treatment of the Indirect Participation Interest agreement # 3 (refer to note 18) as a conveyance in accordance with SFAS 19 – ‘Financial Accounting and Reporting by Oil and Gas Producing Companies’. The SEC staff had also raised comments about other matters related to the accounting treatment of Indirect Participation Interest agreement # 3 such as the fair value methodologies applied and the application of accretion expense.
Based on discussions with the SEC staff, Management has restated the consolidated financial statements for the year ended December 31, 2006, and first and second quarters of 2007 to reflect the revised model for the accounting treatment for non-financial liability relating to indirect participation interest. The restatement for the quarter and nine months ended September 30, 2006, reflected in this document, should be read in conjunction with the restatements made for the years ended December 2006, and preceding quarters of 2007 as noted in the revised consolidated financial statements for the periods then ended. These revised consolidated financial statements reflect all changes that have been made in relation to the revised model for the accounting treatment of this non-financial liability in the balance sheet of InterOil as at September 30, 2006, and the statements of operations, shareholders’ equity and cash flows for the quarter and nine month period then ended.
Management has adopted a revised model which treats the conversion option feature present in the IPI agreement as an impediment to conveyance accounting under SFAS 19 from day one of the IPI Agreement. Based on the revised treatment, the non-financial liability will be maintained at initially recognized value ($105,000,000 less transaction costs borne by the investors) till the conversion feature in the agreement lapses or is exercised. The revised model proposes that conveyance accounting should not be applied till the investors elect to transfer their indirect participation interest in the program into a direct interest in the Production Development Licence (‘PDL’) for a successful well or forfeiture of the conversion option occurs as per the agreement. This was based on the view that the investors have the option to convert into InterOil’s share at any point in time from the date of the agreement till the option lapses on the occurrence of any of the conditions outlined in the contract. The exercise of the option by the investors during the exploration program would have resulted in funding provided by the IPI investors being in the nature of purchase price for InterOil’s shares rather than funding for a participation interest in InterOil’s exploration program.
Management’s original model was that conveyance accounting under SFAS 19 was triggered from day one as the intent of the IPI agreement was for the investors to fund eight well exploration program in Papua New Guinea in return for a twenty five percent interest in successful wells. Management’s earlier view was that the conversion option was considered only incidental to recoup some of the initial investment and would only be exercised if all the wells were dry and abandoned. The conversion option was fair valued by the management, bifurcated and disclosed separately, under equity, from the non-financial liability.
The conversion option feature in the IPI Agreement was valued and bifurcated using relative fair value approach based on CICA 3861 – ‘Financial Instruments Disclosure and Presentation’. CICA 3861 Para .22 gives the option to value the components using the relative fair value approach (as adopted earlier) or the residual method by valuing the easier component first. Management has adopted an accounting policy change to value the liability component first and assign the residual value to the equity component. This revised residual basis methodology has been adopted due to difficulties in reliably estimating the fair value of the equity component (taking into account all the scenarios in which the values of both the drilling program interests and common shares could change) and appropriately applying the relative fair value approach. The non-financial liability has been valued at $105,000,000, being the estimated expenditures to complete the eight well drilling program (same estimate as disclosed in December 31, 2005 financials), and the residual value of $20,000,000 has been allocated to conversion option presented under Shareholder’s equity.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
2.	Restatement of Consolidated financial statements (cont’d)
Management has also resolved not to discount the liability on recognition and accrete the balance over the life of the exploration program. The transaction costs relating to the transaction amounting to $8,138,742 has been presented in accordance with EIC-94 – “Accounting for Corporate Transaction Costs”, which indicates that costs that are related to debt, should be presented as a non-current deferred charge in a classified balance sheet. The investors signed an amendment to the IPI agreement which clarified that the transaction costs relating to the IPI Agreement were deductible from the IPI proceeds received on signing the agreement. As a result, the full amount of the costs relating to the IPI Agreement will be netted off against the liability.
Given below is a summary of revised accounting treatment of the indirect participation interest contract and its impact on the consolidated financial statements of September 30, 2006:
Restatement to Consolidated Balance Sheet as at September 30, 2006

	September 30, 2006
	Restated	Original
	Balance	Balance	Adjustments	Reference
	$	$	$

Non-current assets
Oil and gas properties (note 12)	44,781,951	28,044,170	16,737,781	(i), (ii)

Current and Non-current liabilities
Indirect participation interest (note 18)	96,861,259	49,327,561	47,533,698	(i), (iii), (iv)
Indirect participation interest — PNGDV (note 18)	1,961,867	1,749,626	212,241	(vi)

Shareholders’ Equity
Conversion options (note 18)	20,000,000	25,475,368	(5,475,368)	(iii)
Accumulated deficit	(176,100,920)	(150,568,130)	(25,532,790)
Restatement to Consolidated Statement of Operations for nine months ended September 30, 2006

	Nine months ended September 30, 2006
	Restated	Original
	Balance	Balance	Adjustments	Reference
	$	$	$

Expenses
Exploration costs, excluding exploration impairment (note 12)	6,226,731	1,715,614	4,511,117	(ii)
Exploration impairment (note 12)	1,528,495	299,815	1,228,680	(ii)
Accretion expense (note 18)	—	3,399,114	(3,399,114)	(iv), (vi)
Loss on amendment of indirect participation interest — PNGDV (note 18)	1,851,421	1,446,901	404,520	(vi)

	9,606,647	6,861,444	2,745,203

Net loss	42,422,778	39,677,575	2,745,203

The above tables should be read in conjunction with the restatements made for the years ended December 2006 and 2005 as noted in the revised consolidated financial statements for the years then ended.

(i)	Conveyance accounting under SFAS 19 adopted by the Company from day one under the original model has been reversed and non-financial liability maintained at initially recognized value of $105,000,000, being the estimated cost of completing the eight well program, less transaction costs borne by the investors. The remaining $20,000,000 has been bifurcated and presented under equity for conversion options under residual basis. Under the revised model, conveyance accounting will be triggered only on the lapse of conversion option available to the investors or they elect to participate in the PDL for a successful well. This adjustment has the effect of increasing the ‘IPI liability’ and ‘Oil and gas properties’ from the superseded balance as at September 30, 2006 by $50,912,656.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
2. Restatement of Consolidated financial statements (cont’d)
(ii)	As conveyance accounting is not triggered from day one under the revised model, the Company will account for the exploration costs relating to the eight well program under successful efforts accounting policy adopted by the Company as noted under note 3(r) – ‘Oil and gas properties’ of the revised consolidated financial statements. All geological and geophysical (‘G&G’) costs relating to the exploration program will be expensed as incurred and all drilling costs will be capitalized and assessed for recovery at each period. Under the earlier model, all costs relating to the eight well exploration program (covered by the IPI Agreement) was directly offset against the IPI liability and not capitalized to ‘Oil and gas properties’ or expensed in InterOil’s Statement of income. This was based on Management’s view that the conveyance had occurred from day one of the Agreement and these exploration costs were being expended on behalf of the IPI Investors, reducing the IPI liability in the process. This adjustment has the effect of increasing the exploration costs, excluding impairment, for the nine month period ended September 30, 2006 by $4,511,117. The exploration impairment for the nine month period ended September 30, 2006 increased by $1,228,680. The impact of this profit and loss adjustment on the exploration costs have the corresponding effect on the ‘Oil and gas properties’ carried forward in the balance sheet.
(iii)	In the superseded financial statements, the conversion option feature in the IPI Agreement was valued and bifurcated using relative fair value approach based on CICA 3861 – ‘Financial Instruments Disclosure and Presentation’. CICA 3861 Para .22 gives the option to value the components using the relative fair value approach (as adopted earlier) or the residual method by valuing the easier component first. Based on discussions with the SEC, Management has adopted an accounting policy change to value the liability component first and assign the residual value to the equity component. This revised residual basis methodology has been adopted due to difficulties in reliably estimating the fair value of the equity component (taking into account all the scenarios in which the values of both the drilling program interests and common shares could change) and appropriately applying the relative fair value approach. The non-financial liability has been valued at $105,000,000, being the estimated expenditures to complete the eight well drilling program (same estimate as disclosed in December 31, 2005 financials), and the residual value of $20,000,000 has been allocated to conversion option presented under Shareholder’s equity. This revision was made as it was determined that the non-financial liability component was more easily measurable than the conversion option feature. This adjustment has the effect of increasing the IPI liability and correspondingly reducing the Conversion options from the superseded balance as at September 30, 2006 by $5,475,368.
(iv)	As noted above, the Company had, under the original model, bifurcated the non-financial liability and conversion option feature, and based on this allocation, the initial value of the non-financial liability did not represent the total expected cash costs to fulfill the contract. InterOil had drawn comparisons between this situation and the accounting approach that is adopted with respect to mandatory redeemable securities, where there can also be a difference between the initial value of the security and the redemption price, and accreted the non-financial liability upwards to reflect the cost of completion of the eight well program over the budgeted timeline of the program. Based on the revised model, the liability is maintained at the undiscounted value and accretion costs are no longer recognized. This adjustment has the effect of reducing the loss for the nine months ended September 30, 2006 by $3,206,835. These decreases to the accretion expense have the corresponding effect of increasing the IPI liability in the balance sheet.
(v)	When conveyance is triggered on election by the investors to participate in a PDL or when the investor forfeits the conversion option, conveyance accounting will be applied. This would entail determination of proceeds for the interests conveyed and the cost of that interest as represented in the ‘Oil and gas properties’ in the balance sheet. The difference between proceeds on conveyance and capitalized costs to the interests conveyed will be recognized as gain or loss in the Statement of operations following the guidance in paragraphs 47(h) and 47(j) of SFAS 19. There is no impact on the consolidated financial statements for the quarter and nine months ended September 30, 2006 due to this adjustment as conveyance has not been triggered based on the revised model.
(vi)	Management has applied the same methodology on the discounting and accretion expense in relation to the PNG Drilling Ventures liability and reversed the initial discounting of the liability on recognition and the related accretion charges. This adjustment has the effect of increasing the ‘Loss on amendment of Indirect Participation Interest – PNGDV’ for the nine month period September 30, 2006 by $404,520 and decreasing the accretion expense by $192,279 resulting in a net income statement impact of increasing the loss for the for the nine month period ended September 30, 2006 by 212,241. This adjustment also has the corresponding effect of decreasing the Indirect Participation Interest – PNGDV’ liability.
(vii)	The impact of all the above adjustments on the consolidated statement of income for the nine month period ended September 30, 2006 has been an increase in the loss by $2,745,203 ($0.09 per share). The impact of all the above adjustments on the consolidated statement of income for the quarter ended September 30, 2006 has been a decrease in the loss by $230,186 ($0.01 per share).

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
2. Restatement of Consolidated financial statements (cont’d)
(viii)	In accordance with IPI Agreement, InterOil has made cash calls for the extended well programs performed on the exploratory wells that form part of the IPI Agreement. These are additional cash calls made from the IPI investors for their interest in specific extended well programs undertaken by the Company. These cash calls were shown as a liability when received and reduced as amounts were spent on the extended well programs. There has been no change to the accounting treatment of the cash calls as these amounts are received for specific programs and there is no conversion option feature or any changes to the investor participation interest due to contributions to these cash calls.
Management would like to emphasize that the changes to the accounting treatment resulting from the adoption of the revised model for the recording of the IPI Agreement will not affect the cash position of the company.
3. Significant accounting policies
The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied for all years presented, unless otherwise stated.
(a) Basis of preparation
These financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applicable to a going concern.
The consolidated financial statements for the nine months ending September 30, 2007 are in accordance with Canadian GAAP which requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying Company’s accounting policies. These estimates and judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.
Principles of consolidation
PNG LNG Inc. – Conversion to a joint venture
On July 30, 2007, a Shareholders’ Agreement was signed between InterOil LNG Holdings Inc. (100% subsidiary of InterOil), Pacific LNG Operations Ltd., Merrill Lynch Commodities (Europe) Limited and PNG LNG Inc. (“Joint Venture Company” – previously 100% subsidiary of InterOil). The signing of this Shareholders’ Agreement meant that PNG LNG Inc. is no longer a subsidiary of InterOil Corporation and is a jointly controlled entity, between the parties to the Shareholders’ Agreement, from the date of the agreement. As the entity is now a joint venture, guidance under CICA 3055 – ‘Interest in Joint Ventures’ has been followed and the entity has been proportionately consolidated in InterOil’s consolidated financial statements from the date of the Shareholders’ Agreement.
Other changes
With the exception of above and the changes discussed in 3(b) below relating to the new accounting standards, the accounting principles applied to the consolidated interim financial statements are consistent with those described in note 3 of the revised audited consolidated financial statements for the year ended December 31, 2006. Certain information and disclosures normally required in the notes to the annual financial statements have been condensed or omitted, and therefore, these interim financial statements and notes thereto should be read in conjunction with the audited revised financial statements for the year ended December 31, 2006.
(b) Changes in accounting policies
Financial instrument and hedging activities
Effective January 1, 2007 the Company adopted the following new Canadian Institute of Chartered Accountants (CICA) sections:
•	Section 1530, Comprehensive Income;

•	Section 3251, Equity;

•	Section 3855, Financial Instruments — Recognition and Measurement; and

•	Section 3865, Hedges.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
3. Significant accounting policies (cont’d)
These new accounting standards provide requirements for the recognition and measurement of financial instruments and the use of hedge accounting. The standards have been adopted prospectively and as such the comparative interim consolidated financial statements have not been restated. The adoption of these Handbook sections had no impact on opening retained earnings or accumulated other comprehensive income.
Comprehensive Income
Section 1530 establishes standards for reporting and presenting comprehensive income and other comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from non-owner sources and other comprehensive income comprises revenues, expenses, gains and losses that, in accordance with generally accepted accounting principles, are recognized in comprehensive income but excluded from net income.
Financial Instruments – Recognition and Measurement
Section 3855 prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. All financial instruments must be classified as one of the following five categories: held-for-trading; held-to-maturity instruments; loans and receivables; available-for-sale financial assets; or other financial liabilities. All financial instruments, with the exception of loans and receivables, held-to-maturity investments and other financial liabilities measured at amortized cost and are reported on the balance sheet at fair value. Subsequent measurement and changes in fair value will depend on their initial classification. Held-for-trading financial assets are measured at fair value with changes in fair value recorded in other comprehensive income until the investment is derecognized or impaired at which time the amounts would be recorded in earnings.
Derivatives
All derivative instruments, including embedded derivatives, are recorded on the balance sheet at fair value unless they qualify for the normal sale and purchase exception. All changes in fair value are included in earnings unless cash flow hedge or net investment accounting is used, in which case changes in fair value are recorded in other comprehensive income, to the extent the hedge is effective, and in earnings, to the extent it is ineffective.
Hedge Accounting
Section 3865 establishes standards for when and how hedge accounting may be applied. Hedge accounting continues to be optional. At inception of the hedge, the Company must formally document the designation of the hedge, the risk management objectives, the hedging relationships between the hedged items and the hedging items and the methods for testing the effectiveness of the hedge. The Company assesses, both at inception of the hedge and on an ongoing basis, whether the derivatives designated as hedges are highly effective in offsetting changes in fair values or cash flows of hedged items.
For cash flow hedges that have been terminated or cease to be effective, prospective gains or losses on the derivative are recognized in earnings. Any gain or loss that has been included in accumulated other comprehensive income at the time the hedge is discontinued continues to be deferred in accumulated other comprehensive income until the original hedged transaction is recognized in earnings. If the likelihood of the original hedged transaction occurring is no longer probable, the entire gain or loss in accumulated other comprehensive income related to this transaction is immediately reclassified to earnings.
On first time adoption, in accordance with the transition provisions of Section: 3865 — Hedges, $1,385 was taken up as the opening deferred hedge gain recognized on transition at January 1, 2007.
Accounting Changes
Effective January 1, 2007 the Company adopted the revised recommendations of CICA section 1506, Accounting Changes. Under the revised standards, voluntary changes in accounting polices are permitted only if they result in financial statements which provide more reliable and relevant information. Accounting policy changes are applied retrospectively unless it is impractical to determine the period or cumulative impact of the change. Corrections of prior period errors are applied retrospectively and changes in accounting estimates are applied prospectively by including these changes in earnings. These standards are effective for all changes in accounting policies, changes in accounting estimates and corrections of prior period errors initiated in periods beginning on or after January 1, 2007.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
3. Significant accounting policies (cont’d)
(c) Going concern
These consolidated financial statements assume that InterOil will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations and therefore the consolidated financial statements do not include any adjustments relating to the recoverability of assets.
As at September 30, 2007 the Company has a working capital deficiency of $80.1 million due to the classification of secured bridging facility of $126.2 million due for repayment on May 3, 2008, as a current liability. Management plans to refinance before the due date to meet these repayment obligations.
As shown in the consolidated financial statements, the Company incurred a net loss of $26.2 million during the nine months ended September 30, 2007. As can be seen from the Statement of Cash Flows, the Company generated negative operational cash flows of $19.7 million for the quarter and $19.8 million for the nine months ended September 30, 2007. The Company had cash and cash equivalents of $11.9 million and $27.9 million in restricted cash as at September 30, 2007. Subsequent to the quarter end on November 12, 2007, the Company has agreed to a private placement with institutional investors yielding net proceeds of $23.5 million. The transaction involves the sale of 1,078,516 common shares at a purchase price of US$23.18 per share. The issuance of the first 431,406 common shares, yielding net proceeds of US$9.4 million, closed on November 9, 2007. The remaining portion of the placement remains subject to regulatory approval, including approval from the Toronto Stock Exchange. InterOil plans to use the net proceeds of this offering to conduct appraisal and development activities on the Elk / Antelope structures, including acceleration of these activities by contracting a second drilling rig. The Company believes that this is sufficient to fund on-going operations; additional capital raising and asset sales will be required to fund the Elk and LNG development.
The Company’s continuation as a going concern is dependent upon its ability to internally generate, externally raise additional cash or sell down assets to allow for the satisfaction of its obligations on a timely basis. InterOil has signed options agreements with a strategic industry partner and a financial investor covering 7.5% participation interest in the Elk gas discovery and 5% interest in the proposed liquefied natural gas project located in Papua New Guinea. Currently $42.5 million has been deposited by the industry partner in the escrow account and $7.5 million of the $15.0 million has been deposited by the financial investor in the Company’s bank account.
InterOil is actively optimizing the business, trying to improve the cash generated from operations and exploring various financing alternatives. Management has initiated business improvement programs and will continue to manage value enhancing opportunities and reduce expenses until optimal operations are achieved. While the Company is exploring all opportunities to improve its financial condition, there is no assurance that these programs will be successful. The current financial condition, among other factors, indicates that with focused management and the continued support of lenders InterOil has the ability to continue as a going concern.
(d) Reclassification
Certain prior periods’ amounts have been reclassified to conform to current presentation.
4. Financial Risk Management
The Company’s activities expose it to a variety of financials risks; market risk, credit risk, liquidity risk and cash flow interest rate risk. The Company’s overall risk management program focuses on the unpredictability of markets and seeks to minimize potential adverse effects on the financial performance of the Company. The Company uses derivative financial instruments to hedge certain price risk exposures.
Risk Management is carried out by the Finance Department under policies approved by the Board of Directors. The Finance Department identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as use of derivative financial instruments.
(a) Market risk
Foreign exchange risk
Foreign exchange risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency.
The Company operates internationally and is exposed to foreign exchange risk arising from currency exposures to the United States Dollar.
Most of the Company transactions are undertaken in United States Dollars, hence reducing the foreign exchange risk exposure of the Company. The Papua New Guinea Kina exposures are minimized as the downstream sales in local currency is used to adequately cover the operating expenses of the midstream refinery and downstream operations.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
4. Financial Risk Management (cont’d)
Price risk
The midstream refining operations of the Company are largely exposed to price fluctuations during the period between the crude purchases and the refined products leaving the refinery as sales to downstream operations and other distributors.
The Company actively manages the price risk by entering into derivative contracts to buy and sell crude and finished products. The derivative contracts are entered into by the Management based on documented risk management strategies which have been approved by the Risk Management Committee. All derivative contracts entered into are reviewed by the Risk Management Committee as part of the meetings of the Committee.
Product risk
The composition of the crude feedstock will vary the refinery output of products. The 2007 year to date output achieved includes distillates fuels, which includes diesel, gasoline and jet fuels (65%) (Sep 2006 – 64%) and naphtha and low sulphur waxy residue (31%) (Sep 2006 – 27%). The product yields obtained will vary going forward as the refinery operations are optimized and will vary based on the type of crude feedstock used.
Management tries to manage the product risk by actively reviewing the market for demand and supply, trying to maximize the production of the higher margin products and also renegotiating the selling prices for the lower margin products.
(b) Credit risk
A significant amount of the Company’s export sales are made to one customer in Singapore which represented $93,271,603 (Sep 2006 — $41,645,434) or 24% (Sep 2006 – 12%) of total sales in the nine months ended September 30, 2007. The Company’s domestic sales for the nine months ended September 30, 2007 were not dependent on a single customer or geographic region of Papua New Guinea.
The export sales to one customer is not considered a key risk as there is a ready market for InterOil export products and the prices are quoted on active markets.
(c) Liquidity risk
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying business, Company Finance aims at maintaining flexibility in funding by keeping committed credit lines available.
(d) Cash flow and fair value interest rate risk
As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.
The Company’s interest-rate risk arises from long-term borrowings and working capital financing facilities. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk.
The Company’s borrowings mainly consists of OPIC and Merrill Lynch facilities (refer note 16) and the working capital financing facility is provided by BNP Paribas (refer note 13). The Company is actively seeking to manage its cash flow and fair value interest-rate risks.
(e) Geographic risk
The operations of InterOil are concentrated in Papua New Guinea.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
5. Segmented financial information
As stated in note 1, management has identified four major business segments — upstream, midstream, downstream and corporate. The corporate segment includes assets and liabilities that do not specifically relate to the other business segments. Results in this segment primarily include financing costs and interest income.
The foreign exchange loss/(gain) for the prior years were disclosed separately at 2006 year end to provide additional information to the reader. This item was classified under office and administration and other expenses in the prior periods. The quarterly comparatives have been reclassified to reflect the change in disclosure.
At 2006 year end management reclassified the interest and other income to the relevant segments to provide additional information to the reader. The quarterly comparatives have been reclassified to reflect the change in disclosure.
Consolidation adjustments relating to total assets relates to the elimination of intercompany loans and investments in subsidiaries.
Notes to and forming part of the segment information
Segment information is prepared in conformity with the accounting policies of the entity as disclosed in note 3.
Segment revenues, expenses and total assets are those that are directly attributable to a segment and the relevant portion that can be allocated to the segment on a reasonable basis. Upstream, midstream and downstream include costs allocated from the corporate activities based on a fee for services provided. The eliminations relate to sales and operating revenues between segments recorded at transfer prices based on current market prices and to unrealized intersegment profits in inventories.

		Midstream –
		Refining and	Midstream -			Consolidation
Quarter ended September 30, 2007	Upstream	Marketing	Liquefaction	Downstream	Corporate	adjustments	Total

Revenues from external customers	—	85,733,041	—	102,631,821	—	—	188,364,862
Intersegment revenues	—	82,989,281	—	16,133	2,071,314	(85,076,728)	—
Interest revenue	57,789	15,137	9,903	17,624	9,523,521	(9,122,940)	501,034
Other revenue	1,118,011	—	—	120,925	—	—	1,238,936

Total segment revenue	1,175,800	168,737,459	9,903	102,786,503	11,594,835	(94,199,668)	190,104,832

Cost of sales and operating expenses	—	166,780,333	—	96,590,617	—	(83,005,414)	180,365,536
Office and admin and other expenses	1,408,537	4,851,582	1,682,537	3,418,760	5,546,265	(2,071,306)	14,836,375
Foreign exchange (gain)/loss	45,665	(1,562,166)	(790)	(524,386)	30,492	—	(2,011,185)
Loss on proportionate consolidation of PNG LNG Inc	—	—	2,432,652	—	—	—	2,432,652
Exploration costs, excluding exploration impairment	4,231,583	—	—	—	—	—	4,231,583
Exploration impairment	505,490	—	—	—	—	—	505,490
Depreciation and amortisation	(299,469)	2,781,380	—	496,986	12,329	(32,507)	2,958,719
Interest expense	—	8,155,136	—	3,320,307	2,870,233	(9,122,941)	5,222,735

Total segment expenses	5,891,806	181,006,265	4,114,399	103,302,284	8,459,319	(94,232,168)	208,541,905

(Loss)/income before income taxes and non-controlling interest	(4,716,006)	(12,268,806)	(4,104,496)	(515,781)	3,135,516	32,500	(18,437,073)
Income tax benefit	—	—	—	260,925	212,131	—	473,056
Non controlling interest	—	69,404	—	—	—	2,441	71,845

Total net income/(loss)	(4,716,006)	(12,199,402)	(4,104,496)	(254,856)	3,347,647	34,941	(17,892,172)

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
5. Segmented financial information (cont’d)

Quarter ended September 30, 2006						Consolidation
(Restated)	Upstream	Midstream	Midstream - LNG	Downstream	Corporate	adjustments	Total

Revenues from external customers	—	69,900,864	—	39,450,920	—	—	109,351,784
Intersegment revenues	—	24,664,998	—	42,907	3,024,734	(27,732,639)	—
Interest revenue	339,676	121,349	—	32,938	625,823	(72,168)	1,047,618
Other revenue	560,203	—	—	—	22,617	—	582,820

Total segment revenue	899,879	94,687,211	—	39,526,765	3,673,174	(27,804,807)	110,982,222

Cost of sales and operating expenses	—	95,051,873	—	34,116,405	—	(24,707,907)	104,460,371
Office and admin and other expenses	1,609,203	2,055,860	298,015	3,751,128	4,093,054	(2,728,115)	9,079,144
Foreign exchange (gain)/loss	(77,734)	(4,094,124)	—	(294,466)	64,300	—	(4,402,024)
Exploration costs, excluding exploration impairment	505,479	—	—	—	—	—	505,479
Exploration impairment	(30,617)	—	—	—	—	—	(30,617)
Depreciation and amortisation	202,262	2,699,917	—	221,557	8,629	(32,507)	3,099,858
Interest expense (i)	1,349	3,329,153	—	38,111	2,053,056	(72,167)	5,349,502

(Loss)/income before income taxes and non-controlling interest	(1,310,063)	(4,355,468)	(298,015)	1,694,030	(2,545,864)	(264,110)	(7,079,491)

Income tax (expense)/benefit	—	—	—	(416,011)	124,846	—	(291,165)
Non controlling interest	—	46,379	—	—	—	862	47,241

Total net income/(loss)	(1,310,063)	(4,309,089)	(298,015)	1,278,019	(2,421,018)	(263,248)	(7,323,415)

		Midstream -
		Refining and	Midstream -			Consolidation
Nine months ended September 30, 2007	Upstream	Marketing	Liquefaction	Downstream	Corporate	adjustments	Total

Revenues from external customers	—	180,484,268	—	273,119,462	—	—	453,603,730
Intersegment revenues	—	205,853,357	—	62,844	6,095,162	(212,011,363)	—
Interest revenue	347,172	39,420	15,336	20,522	10,514,246	(9,202,335)	1,734,361
Other revenue	1,620,441	—	—	582,069	—	—	2,202,510

Total segment revenue	1,967,613	386,377,045	15,336	273,784,897	16,609,408	(221,213,698)	457,540,601

Cost of sales and operating expenses	—	371,695,630	—	255,307,476	—	(207,131,790)	419,871,316
Office and admin and other expenses	3,192,091	8,385,243	2,455,676	9,940,776	15,150,245	(6,095,161)	33,028,870
Foreign exchange (gain)/loss	695,534	(2,482,732)	(2,097)	(552,528)	102,210	—	(2,239,613)
Gain on LNG shareholder agreement	—	—	—	—	(6,553,080)	—	(6,553,080)
Loss on proportionate consolidation of PNG LNG Inc	—	—	2,432,652	—	—	—	2,432,652
Exploration costs, excluding exploration impairment	12,071,133	—	—	—	—	—	12,071,133
Exploration impairment	525,741	—	—	—	—	—	525,741
Depreciation and amortisation	348,242	8,246,652	—	1,504,605	35,629	(97,522)	10,037,606
Interest expense	—	12,401,608	—	3,293,050	8,069,521	(9,202,335)	14,561,844

Total segment expenses	16,832,741	398,246,401	4,886,231	269,493,379	16,804,525	(222,526,808)	483,736,469

(Loss)/income before income taxes and non-controlling interest	(14,865,128)	(11,869,356)	(4,870,895)	4,291,518	(195,117)	1,313,110	(26,195,868)
Income tax (expense)/benefit	—	—	—	(253,717)	182,916	—	(70,801)
Non controlling interest	—	64,152	—	—	—	2,362	66,514

Total net income/(loss)	(14,865,128)	(11,805,204)	(4,870,895)	4,037,801	(12,201)	1,315,472	(26,200,155)

Total assets	91,363,808	350,607,863	94,787,481	121,482,643	452,542,961	(484,016,225)	626,768,531

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
5. Segmented financial information (cont’d)

Nine months ended September 30,						Consolidation
2006 (Restated)	Upstream	Midstream	Midstream - LNG	Downstream	Corporate	adjustments	Total

Revenues from external customers	—	235,577,338	—	105,181,081	—	—	340,758,419
Intersegment revenues	—	68,690,096	—	51,821	7,018,273	(75,760,190)	—
Interest revenue	2,443,853	350,026	—	96,718	1,104,593	(1,619,647)	2,375,543
Other revenue	2,099,802	—	—	—	49,760	—	2,149,562

Total segment revenue	4,543,656	304,617,460	—	105,329,620	8,172,626	(77,379,837)	345,283,525

Cost of sales and operating expenses	—	312,709,827	—	91,110,544	—	(68,741,917)	335,078,454
Office and admin and other expenses	5,070,251	7,853,798	298,015	9,333,627	12,101,726	(6,746,518)	27,910,900
Foreign exchange (gain)/loss	(115,608)	(4,201,763)	—	(301,295)	125,099	—	(4,493,567)
Exploration costs, excluding exploration impairment	6,226,731	—	—	—	—	—	6,226,731
Exploration impairment	1,528,495	—	—	—	—	—	1,528,495
Depreciation and amortisation	573,157	7,923,499	—	372,931	27,105	(97,522)	8,799,170
Interest expense (i)	4,019	8,402,419	—	115,531	4,723,809	(1,619,647)	11,626,131

(Loss)/income before income taxes and non-controlling interest	(8,743,390)	(28,070,320)	(298,015)	4,698,282	(8,805,114)	(174,233)	(41,392,789)

Income tax expense	—	—	—	(1,276,860)	(60,072)	—	(1,336,932)
Non controlling interest	—	301,389	—	—	—	5,554	306,943

Total net income/(loss)	(8,743,390)	(27,768,931)	(298,015)	3,421,422	(8,865,186)	(168,679)	(42,422,778)

Total assets	82,703,311	344,788,862	—	83,803,927	383,366,085	(370,021,272)	524,640,913

6. Cash and cash equivalents
The components of cash and cash equivalents are as follows:

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$	$

Cash on deposit	11,928,674	31,681,435	30,597,797

	11,928,674	31,681,435	30,597,797

All non-cash investing and financing activities disclosed in note 7 relate to the “corporate” segment except for that involving the decrease in plant and equipment as a result of impairment (upstream).

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
7. Supplemental cash flow information

	Quarter ended		Nine months ended

	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006
	$	$	$	$

Cash paid during the year
Interest	7,649,882	1,648,663	11,809,320	8,199,040
Income taxes	15,975	497,566	42,593	1,811,005
Interest received	502,082	1,169,643	1,733,639	2,370,265
Non-cash investing and financing activities:
Increase in deferred gain on contributions to LNG project	8,910,293	—	8,910,293	—
Loss on proportionate consolidation of LNG project	2,432,652	—	2,432,652	—
Fair value adjustment on IPL PNG Ltd. acquisition	—	—	(367,935)	—
Decrease in plant and equipment as a result of impairment	—	—	—	755,857
(Decrease)/increase in deferred liquefaction project liability	—	1,517,532	(6,553,080)	5,092,097
Increase in share capital from:
the exercise of share options	—	—	102,840	140,461
the exercise of warrants	—	—	18,818	—
conversion of indirect participation interest into share capital	—	—	934,890	7,948,691
8. Financial instruments
Cash and cash equivalents
With the exception of cash and cash equivalents and restricted cash, all financial assets are non-interest bearing. In the nine months ended September 30, 2007, the Company earned 4.9% (2006 – 4.7%) on the cash on deposit which related to the working capital facility. In the nine months ended September 30, 2007, cash and cash equivalents earned an average interest rate of 4.86% per annum (2006 – 4.6%) on cash, other than the cash on deposit that was related to the working capital facility.
Credit risk is minimized as all cash amounts and certificates of deposit are held with large banks which have acceptable credit ratings determined by a recognized rating agency. The carrying values of cash and cash equivalents, trade receivables, all other assets, accounts payable and accrued liabilities, all short-term loan facilities and amounts due to related parties approximate fair values due to the short term maturities of these instruments.
Cash restricted
All other components of cash and cash equivalents are non-interest bearing. Restricted cash, which mainly relates to the working capital facility, is comprised of the following:

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$	$

Cash deposit on working capital facility (4.9%)	24,252,843	29,301,940	35,652,911
Debt reserve for secured loan	2,420,000	—	—

Cash restricted — Current	26,672,843	29,301,940	35,652,911

Cash deposit on secured loan (3.5%)	1,070,905	647,502	642,165
Debt reserve for secured loan	—	2,420,000	2,368,901
Bank term deposits on Petroleum Prospecting Licenses (0.4%)	111,789	107,997	107,740
Cash deposit on office premises (6.2%)	47,032	41,785	39,572

Cash restricted — Non-current	1,229,726	3,217,284	3,158,378

	27,902,569	32,519,224	38,811,289

Cash held as deposit on the working capital facility supports the Company’s working capital facility with BNP Paribas. The balance is based on 20% of the outstanding balance of the base facility plus any amounts that are fully cash secured. The cash held as deposit on secured loan supports the Company’s secured loan borrowings with the Overseas Private Investment Corporation (“OPIC”).

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
8. Financial instruments (cont’d)
The debt reserve for secured loan supports the bridging facility. As part of the facility, InterOil is required to maintain two quarterly interest repayments in the debt reserve account.
Bank term deposits on Petroleum Prospecting Licenses are unavailable to the Company while Petroleum Prospecting Licenses 236, 237 and 238 are being utilized by the Company.
The prior period balances of restricted cash have been reclassified to reflect the current and non-current component, consistent with the current year presentation.
Commodity derivative contracts
InterOil uses derivative commodity instruments to manage exposure to price volatility on a portion of its refined product and crude inventories. As at September 30, 2007 InterOil did not have any contracts for which InterOil had adopted hedge accounting, in relation to hedging fourth quarter transactions.
At September 30, 2007, InterOil had a net payable of $562,725 (Dec 2006 — net receivable of $1,759,575, Sep 2006 — net receivable of $1,703,100) relating to commodity derivative contracts. Of this total, a payable of $nil (Dec 2006 – $45,925, Sep 2006 – receivable of $1,166,450) relates to hedges deemed effective at September 30, 2007 and a payable of $562,725 (Dec 2006 – receivable of $1,805,500, Sep 2006 – receivable of $536,650) relates to non-hedge accounted derivative contracts. The loss/gain on the non-hedge accounted derivative contracts is included in general and administration expenses for the nine months ended September 30, 2007. The gain/loss on the hedges on which final pricing will be determined in future periods of $nil (Dec 2006 – gain of $1,389, Sep 2006 – gain of $970,165) has been included in comprehensive income.
There was no outstanding hedge accounted contracts on which final pricing was to be determined in future periods as at September 30, 2007.
The following summarizes the hedge accounted contracts by derivative type on which final pricing will be determined in future periods as at December 31, 2006:

Derivative	Type	Notional volumes (bbls)

Naphtha swap	Sell naphtha	175,000

The following summarizes the hedge accounted contracts by derivative type on which final pricing will be determined in future periods as at September 30, 2006:

Derivative	Type	Notional volumes (bbls)

Crude swap	Sell crude	50,000
Crude swap	Buy crude	100,000
Naphtha spread	Sell naphtha	75,000

At September 30, 2007, the Company had 325,000 bbls (Dec 2006 – 270,000 bbls, Sep 2006 – 100,000 bbls) of open derivative contracts that were not hedge accounted as at September 30, 2007. Any gains/losses on these contracts are included in general and administration expenses for the period.
9. Trade receivables
InterOil has a discounting facility with BNP Paribas on specific monetary receivables under which the Company is able to sell, on a revolving basis, specific monetary receivables up to $40,000,000 (refer to note 14). As at September 30, 2007, $nil (Dec 2006 — $23,671,568, Sep 2006 — $nil) accounts receivable had been sold with recourse under the facility. As the sales of receivables are with recourse, the receivables are retained on the balance sheet and included in the outstanding accounts receivable and the proceeds are recognized in the working capital facility. The Company has retained the responsibility for administering and collecting accounts receivable sold.
At September 30, 2007, $43,209,997 (Dec 2006 — $55,955,400, Sep 2006 — $20,258,634) of the trade receivables secures the BNP Paribas working capital facility disclosed in note 14. This balance includes $31,725,621 (Dec 2006 — $20,186,665, Sep 2006 — $5,578,923) of intercompany receivables which were eliminated on consolidation.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
10. Inventories

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$	$

Midstream — refining and marketing (crude oil feedstock)	53,132,675	12,795,356	38,752,643
Midstream — refining and marketing (refined petroleum product)	30,035,960	22,329,270	48,183,651
Midstream — refining and marketing (parts inventory)	274,307	46,636	—
Downstream (refined petroleum product)	41,826,876	32,422,296	16,188,834

	125,269,818	67,593,558	103,125,128

At September 30, 2006, inventory had been written down to its net realizable value. The write down of $13,342,181 is included in cost of sales. No write down was necessary at September 30, 2007 and December 31, 2006
At September 30, 2007, $83,168,635 (Dec 2006 — $35,124,626, Sep 2006 — $86,936,294) of the midstream inventory balance secures the BNP Paribas working capital facility disclosed in note 14.
11. Plant and equipment
The majority of the Company’s plant and equipment is located in Papua New Guinea, except for items in the corporate segment with a net book value of $205,693 (Dec 2006 — $118,644, Sep 2006 - $117,777) which are located in Australia. Amounts in deferred project costs and work in progress are not being amortized.
Consolidation entries relates to midstream assets which were created when the gross margin achieved on 2004 refinery sales to the downstream segment were eliminated in the development stage of the refinery.

		Midstream -
		Refining and	Midstream -		Corporate &
September 30, 2007	Upstream	Marketing	Liquefaction	Downstream	Consolidated	Totals

Plant and equipment	1,247,201	249,921,848	—	42,382,487	269,475	293,821,011
Deferred project costs and work in progress	—	901,614	1,130,919	1,383,287	—	3,415,820
Consolidation entries	—	—	—	—	(2,893,165)	(2,893,165)
Accumulated depreciation and amortisation	(213,815)	(30,009,199)	—	(26,385,054)	(63,782)	(56,671,850)

Net book value	1,033,386	220,814,263	1,130,919	17,380,720	(2,687,472)	237,671,816

Capital expenditure for nine months ended Sep 2007	—	373,122	1,130,919	3,169,217	122,678	4,795,936

		Midstream -
		Refining and	Midstream -		Corporate &
December 31, 2006	Upstream	Marketing	Liquefaction	Downstream	Consolidated	Totals

Plant and equipment	1,247,201	249,741,042	—	37,697,458	146,797	288,832,498
Deferred project costs and work in progress	—	723,566	—	715,653	—	1,439,219
Consolidation entries	—	—	—	—	(2,990,688)	(2,990,688)
Accumulated depreciation and amortisation	(153,455)	(21,760,341)	—	(22,697,003)	(28,153)	(44,638,952)

Net book value	1,093,746	228,704,267	—	15,716,108	(2,872,044)	242,642,077

Capital expenditure for year ended Dec 2006	—	11,948,960	—	10,543,842	156,817	22,649,619

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
11. Plant and equipment (cont’d)

		Midstream -
		Refining and	Midstream -		Corporate &
September 30, 2006	Upstream	Marketing	Liquefaction	Downstream	Consolidated	Totals

Plant and equipment	1,247,201	249,856,717	—	13,164,752	135,788	264,404,458
Deferred project costs and w ork in progress	—	—	—	2,440,171	—	2,440,171
Consolidation entries	—	—	—	—	(3,023,196)	(3,023,196)
Accumulated depreciation and amortisation	(136,153)	(18,953,631)	—	(7,723,801)	(18,011)	(26,831,596)

Net book value	1,111,048	230,903,086	—	7,881,122	(2,905,419)	236,989,837

Capital expenditure for nine months ended Sep 2006	—	12,046,029	—	2,023,815	145,808	14,215,652

During the nine months ended September 30, 2007, InterOil recognized a gain of $2,014 (Sep 2006 – loss of $992,356) on the disposal of assets.
12. Oil and gas properties
For detailed reconciliation of the restated and superseded balance as at September 30, 2006, refer note 2 above.
Costs of oil and gas properties which are not subject to depletion and which have not been applied against the indirect participation interest liability (note 18) are as follows:

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Drilling equipment	22,256,114	18,242,972	16,710,715
Petroleum Prospecting License drilling programs at cost	48,949,456	36,281,375	28,071,236

	71,205,570	54,524,347	44,781,951

During the nine month period ended September 30, 2007 the insurance claim for Elk well blowout was settled and an amount of $7,000,000 was received during the quarter ended September 30, 2007. This amount has reduced the carried forward balance of Elk-1 capitalized property.
The following table discloses a breakdown of the exploration expenses presented in the statements of operations for the periods ended:

	Nine months ended	Year ended	Nine months ended

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Exploration costs, excluding exploration impairment	12,071,133	6,176,866	6,226,731
Exploration impairment
Costs incurred in prior years	—	—	—
Costs incurred in current year	525,741	1,647,185	1,528,495

Total exploration impairment	525,741	1,647,185	1,528,495

	12,596,874	7,824,051	7,755,226

13. Deferred gain on contributions to LNG Project
As noted under Note 3(a) above, On July 30, 2007, a Shareholders’ Agreement was signed between InterOil LNG Holdings Inc., Pacific LNG Operations Ltd., Merrill Lynch Commodities (Europe) Limited and PNG LNG Inc.. The signing of the Agreement was a key milestone in furthering the proposal for the construction of a liquefaction plant to be built adjacent to our refinery. As part of the Shareholders’ Agreement, five ‘A’ Class shares were issued by PNG LNG Inc. with full voting rights with each share controlling one board position. Two ‘A’ Class shares are owned by InterOil, two by Merrill Lynch Commodities (Europe) Limited, and one by Pacific LNG Operations Ltd. All key operational matters require ‘Unanimous’ Board resolution which shows that none of the joint venturers are in a position to exercise unilateral control over the joint venture.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
13. Deferred gain on contributions to LNG Project (cont’d)
InterOil was also provided with ‘B’ Class shares in the Joint Venture Company with a fair value of $100,000,000 in recognition of its contribution to the LNG Project till the date of the Shareholders’ Agreement. The main items contributed by InterOil into the Joint venture Company were infrastructure developed by InterOil near the proposed LNG site at Napa Napa, stakeholder relations within Papua New Guinea, General Supply Agreements secured with other landowners for supply of gas, advanced stage of project development, etc.
The other Joint Venture partners are being issued ‘B’ Class shares as they contribute cash into the Joint Venture Company by way of cash calls. Based on the Agreement, InterOil is not required to contribute towards cash calls from the Joint Venture Company till a total of $200,000,000 has been contributed by the other Joint Venture partners to equalize their shareholding in the Joint Venture Company with that of InterOil.
Most of the costs incurred by InterOil is developing the contributions made to the Joint Venture Company were made by InterOil over the previous periods and were expensed as incurred in InterOil’s financial statements. This has resulted in a nil cost base for the contributions within InterOil books as at the date of the Shareholders Agreement. In addition to the above, InterOil had incurred expenses of $1,976,975 since third quarter of 2006 in relation to the LNG project resulting in the remaining balance of $98,023,025 out of the total $100,000,000 (contributed by InterOil) shown as intangible assets by the Joint Venture Company. Based on principles of proportionate consolidation, InterOil has recognized deferred gain on its contributions to the Joint Venture based on the share of other joint venture partners in the project. As InterOil’s shareholding within the Joint Venture Company as at September 30, 2007 is 90.91%, the gain on contribution to the project relating to other joint venture partners shareholding (9.09%) amounting to $8,910,293 has been recognized by InterOil in its balance sheet as deferred gain. This deferred gain will increase as other Joint Venture partners shareholding in the project will increase in line with their contributions towards cash calls. The gain has been deferred in accordance with CICA 3055 – ‘Interests in Joint Ventures’ and will be taken to income on based on expected revenue to be obtained from their use by the Joint Venture Company in the future. The intangible assets of the Joint Venture Company, contributed by InterOil, have been eliminated on proportionate consolidation of the joint venture balances.
14. Working capital facility – crude feedstock
As at the beginning of 2006, InterOil had a working capital credit facility with BNP Paribas (Singapore branch) with a maximum availability of $150,000,000. During the year 2006 this facility was increased to its current maximum availability of $170,000,000.
This financing facility supports the ongoing procurement of crude oil for the refinery and includes related hedging transactions. The facility comprises a base facility to accommodate the issuance of letters of credit followed by secured loans in the form of short term advances. In addition to the base facility, the agreement offers both a cash secured short term facility and a discounting facility on specific monetary receivables (note 9). The facility is secured by sales contracts, purchase contracts, certain cash accounts associated with the refinery, all crude and refined products of the refinery and trade receivables of the refinery.
The base facility bears interest at LIBOR + 2.5% on the short term advances and the cash secured short term facility bears interest at LIBOR + 0.15%. During the nine month period the weighted average interest rate was 7.0% (Dec 2006 – 7.28%, Sep 2006 – 7.36%).
The following table outlines the facility and the amount available for use at year end:

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$	$

Working capital credit facility	170,000,000	170,000,000	170,000,000
Less amounts included in the working capital facility liability:
Short term advances	(27,948,185)	(13,201,940)	(66,425,433)
Discounted receivables (note 9)	—	(23,671,568)	—

	(27,948,185)	(36,873,508)	(66,425,433)
Less: other amounts outstanding under the facility:
Letters of credit outstanding	(63,400,000)	(79,000,000)	(46,790,000)
Bank guarantees on hedging facility	(1,500,000)	(1,500,000)	(1,500,000)

Working capital credit facility available for use	77,151,815	52,626,492	55,284,567

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
14. Working capital facility — crude feedstock (cont’d)
At September 30, 2007 the company had three letters of credit outstanding amounting to $63,400,000. The letters of credit outstanding relates to a September crude receipt amounting to $2,500,000, $9,400,000 and $51,500,000; expiring on October 8, 2007, October 14, 2007 and October 16, 2007 respectively.
The cash deposit on working capital facility, as separately disclosed in note 9, included restricted cash of $24,252,843 (Dec 2006 — $29,301,940, Sep 2006 — $35,652,911) which was being maintained as a security margin for the facility. In addition, inventory of $83,168,635 (Dec 2006 - $35,124,626, Sep 2006 — $86,936,294) and trade receivables of $43,209,997 (Dec 2006 - $55,955,400, Sep 2006 — $20,258,634) also secured the facility. The trade receivable balance securing the facility includes $31,725,621 (Dec 2006 — $20,186,665, Sep 2006 — $5,578,923) of inter-company receivables which were eliminated on consolidation.
15. Acquisition of a subsidiary
InterOil LNG Holdings Inc.
In June 2007, InterOil LNG Holdings Inc. was incorporated as a holding company of InterOil’s investment in PNG LNG Inc. InterOil LNG Holdings Inc. is a 100% subsidiary of InterOil Corporation. During June 2007, the investment in PNG LNG Inc. was transferred from InterOil Corporation to InterOil LNG Holdings Inc.
IPL PNG Ltd.
On October 1, 2006, InterOil, through its wholly owned subsidiary, InterOil Products Limited acquired 100% of the outstanding common shares of Shell Papua New Guinea Limited which was subsequently renamed IPL PNG Ltd (“IPL PNG”). IPL PNG is a distributor of refined petroleum products in Papua New Guinea.
The results of IPL PNG’s operations have been included in the consolidated financial statements since October 1, 2006, the date on which control of IPL PNG’s shares was transferred to InterOil. The purchase price was $10,000,000 plus an amount equal to the net current assets of Shell based on the year ended 2005 accounts. However, if the net current assets at the transfer date exceeded the net current assets in the year end 2005 accounts by more than Kina 500,000, then InterOil would pay the amount of excess to the vendor.
The transfer date accounts were reviewed by an independent accountant to establish the final settlement of the purchase price. As at December 31, 2006, InterOil had paid $30,639,000 in cash to Shell and this balance was further subject to a working capital adjustment. During the nine months ended September 30, 2007, InterOil has paid $2,679,435 as adjustment to purchase price for the working capital adjustment.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

$

Cash	4,989,895
Trade receivables	6,288,834
Inventory	20,429,728
Other assets	2,190,226
Future income tax benefit	1,698,224
Property, plant and equipment	9,713,556

Total assets acquired	45,310,463

Accounts payable and accrued liabilities	(11,815,188)

Net assets acquired	33,495,275

PNG LNG Inc. and Liquid Niugini Gas Ltd
In 2006, InterOil acquired 100% of the issued share capital of PNG LNG, Inc. and Liquid Niugini Gas Ltd for a total cost of $1,001. The purchase price reflected the book value of the shares at the time of acquisition as both were dormant shelf companies at the time of acquisition. These companies comprise the Midstream — liquefaction segment reported in these financials. In June 2007, InterOil Corporation transferred its investment in PNG LNG Inc. to InterOil LNG Holdings Inc. Refer to Note 3(a) for changes to InterOil’s shareholding in these entities due to the signing of the Shareholders’ Agreement on July 30, 2007.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
16. Related parties
Petroleum Independent and Exploration Corporation (“P.I.E”)
P.I.E is controlled by Phil Mulacek, an officer and director of InterOil and acts as a sponsor of the Company’s oil refinery project. Articles of association of SPI InterOil LDC (“SPI”) provide for the business and affairs of the entity to be managed by a general manager appointed by the shareholders of SPI and its U.S. sponsor under the Overseas Private Investment Corporation (“OPIC” - which is an agency of the U.S. Government) loan agreement. SPI does not have a Board of Directors, instead P.I.E has been appointed as the general manager of SPI. Under the laws of the Commonwealth of The Bahamas, the general manager exercises all powers which would typically be exercised by a Board of Directors, being those which are not required by laws or by SPI’s constituting documents to be exercised by the members (shareholders) of SPI. During the nine months ended September 30, 2007, $112,500 (Sep 2006 — $112,500) was expensed for the sponsor’s legal, accounting and reporting costs. These costs were included in accrued liabilities at September 30, 2007.
Breckland Limited
The entity is controlled by Roger Grundy, a director of InterOil, and provides technical and advisory services to the Company on normal commercial terms. An amount of $33,003 was paid to Breckland during the nine month period (Sep 2006 — $108,422).
Director fees
Amounts due to Directors and executives at September 30, 2007 totaled $30,500 for Directors fees (Dec 2006 — $18,000, Sep 2006 — $22,500) and $nil for executive bonuses (Dec 2006 — $nil, Sep 2006- $nil). These amounts are included in accounts payable and accrued liabilities.
BNP Paribas
One of our Directors — Edward Speal, is the President and CEO of BNP Paribas (Canada). InterOil has a working capital facility with BNP Paribas (Singapore) of $170,000,000 (as per note 14) - Management does not consider this to be related party transaction as the Director does not have the ability to exercise, directly or indirectly, control, joint control or significant influence over BNP (Singapore).
17. Secured loan

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$	$

Secured loan (OPIC) — current portion	18,000,000	13,500,000	—
Secured loan (bridging facility) — current portion	126,245,543	—	—
Secured loan (bridging facility) — deferred financing costs	(58,333)	—	—

Total current secured loan	144,187,210	13,500,000	—

Secured loan (OPIC) — non current portion	58,000,000	62,500,000	76,000,000
Secured loan (OPIC) — deferred financing costs	(1,414,597)	—	—
Secured loan (bridging facility) — non current portion	—	121,666,433	110,053,775

Total non current secured loan	56,585,403	184,166,433	186,053,775

Total secured loan	200,772,612	197,666,433	186,053,775

OPIC Secured Loan
On June 12, 2001, the Company entered into a loan agreement with OPIC to secure a project financing facility of $85,000,000. The loan is secured over the assets of the refinery which have a carrying value of $220,814,264 at September 30, 2007 (Dec 2006 — $228,704,267, Sep 2006 — $230,951,086).
The interest rate on the loan is equal to the treasury cost applicable to each promissory note outstanding plus the OPIC spread (3%). The weighted average interest rate for the nine months ended September 30, 2007 is 7.1% (Sep 2006 — 7.1%) and the total interest expense included in long term borrowing costs was $4,004,625(Sep 2006 — $4,178,100).

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
17. Secured loan (cont’d)
The loan agreement was last amended on December 29, 2006. Under the amendment, the half yearly principal payment due in December 2006 and June 2007 of $4,500,000 each have been deferred until December 31, 2007 and interest previously due on December 31, 2006 and June 30, 2007 became due in September 30, 2007 and was paid on September 27, 2007. Regular repayments of interest and principal are to recommence on December 31, 2007. Interest relating to the loan is accrued in the financial statements and has been included in accounts payable and accrued liabilities. Fees of $500,000 associated with the amendment have been included in deferred financing costs and accrued financing costs at December 31, 2006.
Due to the amendment of the loan agreement, three installment payments amounting to $13,500,000 will be due for payment on December 31, 2007 and one installment payment for $4,500,000 which becomes due for payment on June 30, 2008 have been reclassified into the current portion of the liability. The agreement contains certain financial covenants which include the maintenance of minimum levels of tangible net worth and limitations on the incurrence of additional indebtedness. Under the amendment, the covenants related to minimum levels of tangible net worth have been waived until June 2008.
Deferred financing costs relating to OPIC loan of $1,414,597 (Dec 2006 — $1,582,555, Sep 2006 - $1,634,431) are being amortized over the period until December 2014. Effective January 1, 2007 the deferred financing costs have been offset against the long term liability in compliance with CICA 3855 Financial Instruments and are being amortized using effective interest method.
The accrued financing costs of $1,450,000 (Dec 2006 — $1,450,000, Sep 2006 — $1,450,000) included discounting of the liability. The total liability is $1,450,000 and will be due for payment in four quarterly installments of $362,500 commencing on December 31, 2007. As at September 30, 2007 the full balance has been classified as current liabilities.
Bridging Facility
InterOil entered into a loan agreement for $130,000,000 on May 3, 2006. The loan is divided into two Tranche’s — Tranche 1, which represents $100,000,000 and Tranche 2, which represented the remaining balance of $30,000,000. As at September 30, 2007, InterOil has drawn down the full facility of $130,000,000. The agreement contains certain financial covenants which include the maintenance of minimum levels of fixed charge ratios, a maximum leverage ratio and limitations on the incurrence of additional indebtedness. The loan is secured over the assets of the downstream business and secondary security over refinery assets.
The full balance of the loan will be repayable on May 3, 2008 with interest payable quarterly in arrears. The interest rate on the loan was to be 4% commencing on May 3, 2006 and ending on July 31, 2007. Between July 31, 2007 and the end of the facility (May 3, 2008), the interest rate was to be 10% unless a definitive LNG/NGL Project Agreement was executed on or before July 31, 2007. If the Project Agreement was delivered on or before July 31, 2007, the interest rate would continue to be 4% for the full life of the loan. The definitive LNG/NGL Project Agreement was executed on July 30, 2007 which has resulted in the interest rate of 4% continuing for the full life of the loan.
The loan is valued on the balance sheet based on the present value of the expected cash flows. The expected cash flows included not only interest payments but also a 3.5% commitment fee payable to the lenders at the time of each draw down. The expected cash flows had been adjusted to take into account the likelihood of different interest rate outcomes relevant to the second year of the facility. Interest expense is recognized based on the market rate of interest InterOil would be expected to pay on such a borrowing should it not be connected to an LNG/NGL Project. The effective rate used in the calculation is 9.18%.
The difference between the book value of the loan at the time of the cash being received and the actual funds drawn down was the Deferred liquefaction project liability that had been reflected in the current liability section of the balance sheet. This liability of $6,553,080 (Dec 2006 -$6,553,080) has been transferred to the profit and loss account as income as the definitive LNG/NGL Project Agreement was executed by InterOil and the lenders on July 31, 2007.
Annual administration fees of $100,000 have been included under deferred financing costs and amortized over the year until May 2008. The balance as at September 30, 2007 was $58,333 (Dec 2006 - $33,333).
Bank covenants under the above facilities currently restrict the payment of dividends by the Company.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
18. Indirect participation interests
For detailed reconciliation of the restated and superseded balance relating to the IPI liability as at September 30, 2006, refer note 2 above.
Indirect participation interest (“IPI”)

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Indirect participation interest (“IPI”)	96,086,369	96,861,259	96,861,259

The IPI balance relates to $125,000,000 received by InterOil subject to the terms of the agreement dated February 25, 2005 between the corporation and certain investors. In exchange InterOil provided the investors with a 25% interest in an eight well drilling program to be conducted in InterOil’s petroleum prospecting licenses 236, 237 and 238. Prior to December 31, 2004, the Company received deposits of $13,749,852 and the remaining $111,250,148 was received in 2005.
Under the agreement, all or part of this indirect participation interest may be converted to a maximum of 3,333,334 common shares in the company between June 15, 2006 and the later of December 15, 2006, or until 90 days after the completion of the eighth well at a price of $37.50 per share. Should the conversion to shares not be exercised, the indirect participation interest in the eight well drilling program will be maintained and distributions from success in these wells will be paid in accordance with the agreements. Any partial conversion of an indirect participation interest into common shares will result in a corresponding decrease in the investors’ interest in the eight well drilling program. During the nine months ended September 30, 2007, one of the IPI investors converted their interest into 26,667 shares. The balance indirect participation interest that may be converted into shares is a maximum of 3,306,667 common shares (Dec 2006 — 3,333,334, Sep 2006 - 3,333,334).
Under the IPI agreement, InterOil is responsible for drilling the eight wells, four of which will be in PPL 238, one in PPL 236, and one in PPL 237. The investors will be able to approve the location of the final two wells to be drilled. In the instance that InterOil proposes completion of an exploration or development well, the investors will be asked to contribute to the completion work in proportion to their IPI percentage and InterOil will bear the remaining cost. Should an investor choose not to participate in the completion works, the investor will forfeit their right to the well in question as well as their right to convert into common shares.
The non-financial liability has been valued at $105,000,000, being the estimated expenditures to complete the eight well drilling program, and the residual value of $20,000,000 has been allocated to conversion option presented under Shareholder’s equity. InterOil paid financing fees and transaction costs of $8,138,741 related to the indirect participation interest on behalf of the indirect participation interest investors in 2005. These fees have been allocated against the non-financial liability, reducing the liability to $96,861,259. This balance has been further reduced by $774,890 due to conversion of IPI interest into share capital by an investor in quarter ended March 31, 2007. The conversion option balance of $20,000,000 has also been reduced by $160,000 being the amount relating to the share conversion by an investor during the quarter ended March 31, 2007.
InterOil will maintain the liability at its initial value till conveyance is triggered on the lapse of conversion option available to the investors and they elect to participate in the PDL for a successful well. InterOil will account for the exploration costs relating to the eight well program under successful efforts accounting policy adopted by the Company. All seismic costs relating to the exploration program will be expensed as incurred and all drilling costs will be capitalized and assessed for recovery at each period. When conveyance is triggered on election by the investors to participate in a PDL or when the investor forfeits the conversion option, conveyance accounting will be applied. This would entail determination of proceeds for the interests conveyed and the cost of that interest as represented in the ‘Oil and gas properties’ in the balance sheet. The difference between proceeds on conveyance and capitalized costs to the interests conveyed will be recognized as gain or loss in the Statement of operations following the guidance in paragraphs 47(h) and 47(j) of SFAS 19.
Indirect participation interest — PNGDV

	September 30,	December 31,	September 30,
	2007	2006	2006
	$	$ (Restated)	$ (Restated)

Current portion	580,775	730,534	1,961,867
Non current portion	1,343,719	1,190,633	—

Total indirect participation interest — PNGDV	1,924,494	1,921,167	1,961,867

For detailed reconciliation of the restated and superseded balance relating to the Indirect Participation Interest — PNGDV liability as at September 30, 2006, refer note 2 above.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
18. Indirect participation interests (cont’d)
As at September 30, 2007, the balance of the PNG Drilling Ventures Limited (“PNGDV”) indirect participation interest in the Company’s phase one exploration program within the area governed by petroleum prospecting licenses 236, 237 and 238 is $1,924,494 (Dec 2006 — $1,921,167, Sep 2006 - $1,961,867). This is the result of an amendment to the original agreement whereby PNG Drilling Ventures Limited converted their remaining balance of $9,685,830 into 575,575 InterOil common shares and also retained a 6.75% interest in the next four wells (the first of the four wells is Elk-1).
PNGDV also has the right to participate in the 16 wells that follow the first four mentioned above up to an interest of 5.75% at a cost of $112,500 per 1% per well (with higher amounts to be paid if the depth exceed 3,500 meters and the cost exceeds $8,500,000).
The accounting for the amendment to the agreement resulted in the fair value of the shares issue of $7,948,691 being recognized as share capital. The Company has also recognized an initial liability relating to its obligation to drill four wells on behalf of the investors of $3,588,560. The difference between the opening balance and the amount allocated to share capital and the revised amount allocated to the liability of $1,851,421 has been expensed as a cost of amending the original transaction.
During the nine months ended September 30, 2007, a credit of $3,327 (year ended Dec 2006 - $1,667,393) of geological and geophysical costs and drilling costs have been allocated against the liability bringing the remaining balance to $1,924,494.
Other
In addition to the above, PNG Energy Investors (“PNGEI”), an indirect participation interest investor, that converted all of its interest to common shares in fiscal year 2004, has the right to participate up to a 4.25% interest in wells 9 to 24. In order to participate, PNGEI would be required to contribute a proportionate amount of drilling costs related to these wells.
19. Non controlling interest
On September 11, 1998 Enron Papua New Guinea Ltd (“Enron”), SPI’s former joint venture partner, exercised its option (pursuant to a January 1997 joint venture agreement with SPI) to terminate the joint venture agreement. Consequently, SPI purchased Enron’s voting, non-participating shares in E.P. InterOil Limited (“EPI”), a wholly owned subsidiary of SPI, for a nominal amount. Enron no longer actively participates in the refinery operations but continues to be a non-voting participating shareholder in EPI. SPI now holds all voting non-participating shares issued from EPI and has sole responsibility for managing the refinery. Enron does not hold any transfer or conversion rights into shares of InterOil Corporation.
At September 30, 2007, a subsidiary, SP InterOil LDC, holds 98.93% (Dec 2006 — 98.92%, Jun 2006 – 98.92%) of the non-voting participating shares issued from EPI.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States dollars)
20. Share capital
The authorized share capital of the Company consists of an unlimited number of common shares with no par value. Each common share entitles the holder to one vote.
Common shares — Changes to issued share capital were as follows:

	Number of shares	$

January 1, 2005	28,310,884	216,813,654

Shares issued for debt	52,000	923,000
Shares issued on exercise of warrants	19,168	540,346
Shares issued on exercise of options	781,268	5,657,500

December 31, 2005	29,163,320	223,934,500

Shares issued on exercise of options	132,285	2,006,176
Shares issued on conversion of indirect participation interest	575,575	7,948,691

December 31, 2006	29,871,180	233,889,367

Shares issued on exercise of options	22,000	418,940
Shares issued on conversion of indirect participation interest	26,667	934,890
Shares issued on conversion of warrants	2,995	84,439

Septemer 30, 2007	29,922,842	235,327,636

21. Stock compensation
At September 30, 2007, there were 1,137,250 (Dec 2006 – 2,570,500, Sep 2006 – 2,681,100) common shares reserved for issuance under the Company stock option plan.
Options are issued at no less than market price to directors, staff and contractors. Options are exercisable on a 1:1 basis. Options vest at various dates in accordance with the applicable option agreement, have an exercise period of three to five years assuming continuous employment by the Company and may be exercised at any time after vesting within the exercise period.

	Quarter ended September 30,				Nine months ended September 30,
	2007		2006		2007		2006
		Weighted		Weighted		Weighted		Weighted
		average		average		average		average
	Number of	exercise price	Number of	exercise price	Number of	exercise price	Number of	exercise price
Stock options outstanding	options	$	options	$	options	$	options	$

Outstanding at beginning of period	1,313,750	24.14	861,300	18.55	1,013,500	20.59	746,800	22.23
Granted	—	—	216,450	16.64	329,750	34.32	544,500	14.36
Exercised	—	—	(104,900)	(5.71)	(22,000)	(14.37)	(90,618)	(8.19)
Forfeited	(2,500)	(28.68)	(40,000)	(12.00)	(5,000)	(18.78)	(228,500)	(15.69)
Expired	—	—	(70,200)	(25.95)	(5,000)	(13.50)	(29,082)	(12.00)

Outstanding at end of period	1,311,250	24.13	862,650	20.81	1,311,250	24.13	943,100	20.95

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States Dollars)

21. Stock compensation (cont’d)

	Options issued and outstanding			Options exercisable

Range of exercise		Weighted average	Weighted average		Weighted average
prices $	Number of options	exercise price $	remaining term (years)	Number of options	exercise price $

12.01 to 24.00	697,000	17.96	3.17	220,000	17.95
24.01 to 31.00	480,250	28.06	2.85	93,000	29.40
31.01 to 41.00	44,000	39.88	0.65	—	—
41.01 to 51.00	90,000	43.22	1.44	90,000	43.22

	1,311,250	24.13	2.68	403,000	26.24

The fair value of the 329,750 (Sep 2006 – 544,500) options granted subsequent to January 1, 2007 has been estimated at the date of grant in the amount of $6,521,808 (Sep 2006 — $4,099,517) using a Black-Scholes pricing model. An amount of $4,873,685 (Sep 2006 — $1,403,123) has been recognized as compensation expense for the nine months ended September 30, 2007.
The assumptions contained in the Black Scholes pricing model are as follows:

					Weighted average
		Risk free interest rate			expected life for
Year	Period	(%)	Dividend yield	Volatility (%)	options

2007	January 1 to Sep 30	5	—	63	5.0
2006	October 1 to December 31	4.6	—	65	5.0
2006	July 1 to September 30	5.1	—	68	4.2
2006	January 1 to June 30	4.4	—	60	4.8
2005	July 1 to December 31	2.5	—	55	3.6
2005	January 1 to June 30	2.5	—	45	3.2

22. Warrants
In 2004, InterOil issued five-year warrants to purchase 359,415 common shares at an exercise price equal to $21.91. A total of 337,252 (Dec 2006 – 340,247, Jun 2006 – 340,247) were outstanding at September 30, 2007. The warrants are exercisable between August 27, 2004 and August 27, 2009. The warrants are recorded at the fair value calculated at inception as a separate component of equity. The fair value was calculated using a Black-Scholes pricing model with the following assumptions: risk-free interest rate of 2.5%, dividend yield of nil, volatility factor of the expected market price of the Company’s common stock of 45% and a weighted average expected life of the warrants of five years.
During the nine months ended September 30, 2007, 2,995 warrants have been converted into common shares.
23. Loss per share
Warrants, conversion options and stock options totaling 4,960,169 common shares at prices ranging from $13.67 to $43.22 were outstanding as at September 30, 2007 but were not included in the computation of the diluted loss per share because they caused the loss per share to be anti-dilutive.

InterOil Corporation Notes to Consolidated Financial Statements (Unaudited, Expressed in United States Dollars)

24. Commitments and contingencies
Payments due by period contractual obligations are as follows:

		Less than 1					More than
	Total	year	1-2 years	2-3 years	3-4 years	4-5 years	5 years
	'000	'000	'000	'000	'000	'000	'000

Secured loan obligations	202,246	144,246	9,000	9,000	9,000	9,000	22,000
Accrued financing costs	1,450	1,450	—	—	—	—	—
Indirect participation interest — PNGDV (note 16)	1,924	581	1,344	—	—	—	—
Indirect participation interest (note 16) (a)	96,086	—	96,086	—	—	—	—
Petroleum prospecting and retention licenses (b)	4,298	938	3,360	—	—	—	—

	306,004	147,214	109,790	9,000	9,000	9,000	22,000

(a)	The liability presented in relation to indirect participation interest is not a cash commitment and will be resolved once the IPI investors have elected to convert their interests into a joint venture interest or shares in InterOil Corporation. InterOil’s commitment is to complete the eight well drilling program. As at September 30, 2007, management estimate that a further $47,422,277 will be required to be spent to fulful this commitment.

(b)	The amount pertaining to the petroleum prospecting and retention licenses represents the amount InterOil has committed to spend to its joint venture partners. In addition to this amount, InterOil must drill an exploration well on PPL 237 in the two year period commencing March 2007. As the cost of drilling this well cannot be estimated, it is not included within the above table.
From time to time the Company is involved in various claims and litigation arising in the normal course of business. While the outcome of these matters is uncertain and there can be no assurance that such matters will be resolved in the Company’s favor, the Company does not currently believe that the outcome of adverse decisions in any pending or threatened proceedings related to these and other matters or any amount which it may be required to pay by reason thereof would have a material adverse impact on its financial position, results of operations or liquidity.
The Company has income tax filings that are subject to audit and potential reassessment. The findings may impact the tax liability of the Company. The final results are not reasonably determinable at this time and management believes that it has adequately provided for current and future income taxes.
25. Subsequent events
Subsequent to the quarter end on November 12, 2007, the Company has agreed to a private placement with institutional investors yielding net proceeds of $23.5 million. The transaction involves the sale of 1,078,516 common shares at a purchase price of US$23.18 per share. The issuance of the first 431,406 common shares, yielding net proceeds of US$9.4 million, closed on November 9, 2007. The remaining portion of the placement remains subject to regulatory approval, including approval from the Toronto Stock Exchange, InterOil plans to use the net proceeds of this offering to conduct appraisal and development activities on the Elk/Antelope structures, including acceleration of these activities by contracting a second drilling rig.